Certificate of Conversion

For

"SAFETY QUICK LIGHT, LLC"

Into

Florida Profit Corporation

This Certificate of Conversion and attached Articles of Incorporation are submitted to convert the following "Other Business Entity" into a Florida Profit Corporation in accordance with s. 607.1115, Florida Statutes.

1.	The name of the "Other Business Entity" immediately prior to the filing of this Certificate of Conversion is: Safety Quick Light, LLC

2.	The "Other Business Entity" is a Limited Liability Company, first organized, formed or incorporated under the laws of Florida on May 14, 2004.

3.	If the jurisdiction of the "Other Business Entity" was changed, the state or country under the laws of which it is now organized, formed or incorporated: Not Applicable.

4.	The name of the Florida Profit Corporation as set forth in the attached Articles of Incorporation: Safety Quick Lighting & Fans Corp.

5.	If not effective on the date of filing, enter the effective date: Date of Filing.

Signed this 24th day of October, 2012.

 /s/ Rani Kohen

Rani Kohen, Manager

ARTICLES OF INCORPORATION

OF

SAFETY QUICK LIGHTING & FANS CORP.

The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of Incorporation.

ARTICLE I

CORPORATE NAME

The name of the Corporation is Safety Quick Lighting & Fans Corp.

ARTICLE II

PURPOSE

The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

ARTICLE III

PERIOD OF EXISTENCE

The period during which the Corporation shall continue perpetual.

ARTICLE IV

SHARES

4.1. The capital stock of this corporation shall consist of 500,000,000 shares of common stock, no par value and 20,000,000 shares of preferred stock, no par value.

4.2. Preferred Stock. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, including voting rights, if any, preferences, and rights of the shares of each series, and any qualifications, limitations, or restrictions thereof.

4.3. Other Powers of the Board of Directors With Respect to Shares.

(a) The board of directors may effectuate dividends payable in shares by issuance of shares of any class or series to holders of shares of any other class or series.

(b) The board of directors may issue rights and options to acquire shares upon such terms as the board of directors shall determine.

ARTICLE V

PLACE OF BUSINESS

The initial address of the principal place of business of this corporation in the State of Florida shall be 7695 S.W. 104th Street, Suite 210, Miami, FL 33156. The Board of Directors may at any time move the principal office of this corporation.

ARTICLE VI

DIRECTORS AND OFFICERS

The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

The number or person constituting the initial Board of Directors shall be (11). The Board of Directors shall be elected by the Stockholders of the corporation at such a manner as provided in the By-Laws. The name and addresses of initial Board of Directors and officers are as follows:

Rani Kohen	President, Director and Secretary

ARTICLE VII

DENIAL OF PREEMPTIVE RIGHTS

No share holder shall have any right to acquire share or other securities of the corporation except to the extent to such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

ARTICLE VIII

AMENDMENT OF BY-LAWS

Anything in these Articles of Incorporation, the By-Laws, or the Florida Corporation Act notwithstanding, by-laws not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

ARTICLE IX

SHAREHOLDERS

9.1 Inspection of books. The Board of Directors shall make the reasonable rules to determine at what times and place and under what conditions the books of the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation.

9.2 Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not be applied to the Corporation.

9.3 Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.

9.4 Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

9.5. Combination. Upon the effectiveness of any "combination," as such term is defined in Section 607.10025(1) of the Florida Business Corporation Act, the authorized shares of the classes or series affected by the combination shall not be reduced or otherwise affected by the percentage by which the issued shares of such class or series were reduced as a result of the combination.

ARTICLE X

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its by-laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interest of this corporation, and ion conjunction therewith, to procure, at this corporation's expense, policies of insurance.

ARTICLE XI

CONTRACTS

No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such othver party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now hereafter a direct or indirect interest in such contract.

ARTICLE XII

SUBSCRIBER

The name and address of the person signing these Articles of Incorporation as subscriber is: Rani Kohen

ARTICLE XIII

RESIDENT AGENT

The name and address of the initial resident agent of this corporation is:

Eric P. Littman

7695 SW 104th Street

Suite 210

Miami, FL 33156

IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of Incorporation this on October 24, 2012.

/s/ Rani Kohen

Rani Kohen, Subscriber

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF

Safety Quick Lighting & Fans Corp.

(Name of Corporation as currently filed with the Florida Dept. of State)

P12000092660

(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

SQL Technologies Corp.

B. Enter new principal office address, if applicable:	4400 North Point Parkway, Suite 154 Alpharetta, GA 300222
C. Enter new mailing address, if applicable:	4400 North Point Parkway, Suite 154 Alpharetta, GA 300222

D.    If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

N/A

New Registered Agent's Signature., if changing Registered Agent:

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

N/A

Signature of New Registered Agent, if changing

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

Please note the officer/director title by the first letter of the office title: P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer.

	Type of Action	Title	Name	Address
(Check One)

1)	X Change	D C	Rani Kohen	4400 North Point Parkway
	Add			Suite 154
	Remove			Alpharetta, GA 300222

2)	Change	P CEO	John P. Campi	4400 North Point Parkway
	X Add		Suite 154
	Remove			Alpharetta, GA 300222

E.	If amending or adding additional Articles, enter change(s) here:

See attached CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES A PREFERRED STOCK.

F.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares,

provisions for implementing the amendment if not contained in the amendment itself:

N/A

The date of each amendment(s) adoption: June 8, 2016 , if other than the date this document was signed.

Effective date if applicable: August 12, 2016

Adoption of Amendment(s):

■ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

■ The amendment(s) was/were approved by the shareholders through voting groups.

■ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

■ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated: June 27, 2016

Signature: /s/ John P. Campi

John P. Campi

President and CEO

CERTIFICATE OF DESIGNATION

OF RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES A PREFERRED STOCK

OF

SAFETY QUICK LIGHTING & FANS CORP.

Pursuant to Sections 607.0601 and 607.0602 of the Florida Statutes, Safety Quick Lighting & Fans Corp., a corporation organized and existing under laws of the State of Florida (the “Company”), does hereby submit the following:

WHEREAS, pursuant to the Company’s Articles of Incorporation, dated November 16, 2012, the Company has 500,000,000 shares of common stock, no par value per share (“Common Stock”), and 20,000,000 shares of preferred stock, no par value (the “Preferred Stock”), outstanding, and the Company’s Board of Directors is authorized to issue and establish one or more series of the Preferred Stock and to fix the designation, rights, preferences, powers, restrictions and limitations thereof;

WHEREAS, no series of the Preferred Stock has been designated, and no shares of Preferred Stock have heretofore been issued; and

WHEREAS, it is the desire of the Company, its Board of Directors, and a majority of its shareholders to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority conferred upon as of June 8, 2016, the Company’s Board of Directors and an absolute majority of the Company’s voting shareholders of record as of June 1, 2016 do hereby provide for the issuance of a series of Preferred Stock and to establish and fix and herein state and express, by this Certificate of Designation (the “Certificate of Designation”), the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.	DESIGNATION AND AMOUNT. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the "Series A Preferred Stock") and the number of shares (the “Shares”) constituting such series shall be 20,000,000. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

2.	ISSUANCE OF SHARES. Each Share of Series A Preferred Stock shall be issuable only to the holders of the Company’s Secured Convertible Promissory Notes issued on November 26, 2013, May 8, 2014 or June 25, 2014 (the “Notes”) who have amended their Notes outstanding to be convertible into the Series A Preferred Stock, pursuant to a written election by such holder, at a conversion price of USD $0.25 per Share based on the original purchase price of the one or more Note(s) issued to the holder thereof, plus any accrued but unpaid interest or amounts due in connection therewith (in the aggregate, the “Note Balance”).

3.	INTEREST.

(a)    Interest. From and after the date of issuance of any Share, cumulative interest on such Share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of interest, on a monthly basis at the rate of 6% per annum on the sum of the Liquidation Value thereof plus all unpaid accrued and accumulated interest thereon. All accrued interest on any Share shall be paid in cash to the holder thereof quarterly, with the first such payment due beginning on September 30, 2016 and payable on the last day of the month of each calendar quarter thereafter.

(b)   Priority. All accrued and accumulated interest on the Shares shall be prior and in preference to any dividend or interest on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to (i) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (ii) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase.

4.	RANK AND LIQUIDATION.

(a)    Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock (“Junior Securities”).

(b)   Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value (as defined below), plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared). In the event that the funds are not sufficient to pay out the full Liquidation Value to all holders of Shares of Series A Preferred Stock, the Liquidation Value shall be paid to such holders pro rata based each holder’s Liquidation Value relative to the Liquidation Value of all holders of Shares of Series A Preferred Stock.

(c)    “Liquidation Value” means, with respect to a holder of Shares, the aggregate value of the Note Balance converted by such holder into Shares of Series A Preferred Stock.

5.	CONVERSION RIGHTS.

(a)    Elective Conversion. Each Share of Series A Preferred Stock shall be convertible at any time by the holder thereof into one (1) share of Common Stock.

(b)   Effect of Conversion. All Shares of Series A Preferred Stock converted as provided herein shall no longer be deemed issued and outstanding as of the effective time of the applicable conversion, and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

6.	VOTING RIGHTS. Each Share of Series A Preferred Stock shall have no right to vote on any matter to be submitted for a vote to shareholders of the Company.

7.	ADJUSTMENT. In the event that the Company shall, at any time after the issuance of any Share of Series A Preferred Stock, (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide or effectuate any stock-split of the outstanding Common Stock or (c) combine or recapitalize the outstanding Common Stock into a different number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding Shares of Series A Preferred Stock.

8.	CONSOLIDATION, MERGER, ETC. In the event the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into preferred stock of the surviving Company with the same rights and preferences as the Series A Preferred Stock.

9.	WAIVER. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of a holder of Shares in its sole discretion.

10.	REPURCHASE AND PUT OPTION.

(a)    Repurchase Notice. The Company may, at any time after the issuance of any Share of Series A Preferred Stock, by providing 30 day’s prior written notice to all holders of the Shares (a “Repurchase Notice”), repurchase some or all of the Shares outstanding from the holders thereof at a purchase price of USD $3.50 per Share (the “Repurchase Price”). Any Repurchase Notice for less than the full number of Shares issued and outstanding shall be for purchase pro rata, based each holder’s number of Shares outstanding relative to the aggregate number of Shares outstanding.

(b)   Repurchase Period. Each holder of Shares must sell to the Company the number of Shares specified in a Repurchase Notice on the date set forth therein, such date being no less than thirty (30) days following the date of such Repurchase Notice (the “Repurchase Period”), except where the Shares subject to the Repurchase Notice are converted, by election or automatically, into Common Stock prior to the end of the Repurchase Period and such holder thereafter no longer holds Shares of Series A Preferred Stock.

(c)    Put Option. Any holder of Shares may, at any time after the issuance of any Share of Series A Preferred Stock, by providing a written request to the Company, require the Company to purchase some or all such holder’s Shares outstanding at a purchase price of USD $0.25 per Share, and the Company shall promptly purchase the number of Shares so specified and owned by the holder thereof.

(d)   Effect of Repurchase. All Shares of Series A Preferred Stock repurchased or purchased by the Company as provided in this Section 10 shall no longer be deemed issued and outstanding as of the effective time of the applicable repurchase or purchase, and all rights with respect to such Shares shall immediately cease and terminate as of such time.

11.	ASSIGNMENT. Each holder of Shares of Series A Preferred Stock shall be entitled to transfer some or all of its Shares to one or more affiliated partnerships or funds managed by it or any of such holder’s respective directors, officers or partners; provided, however, that any such transferee agrees in writing to be subject to the identical terms of any conversion and/or related agreements entered into by the holder thereof in connection with the issuance of the transferred Shares.

12.	AMENDMENT. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Company and the holders of a majority of Shares of Series A Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Company and each holder of Series A Preferred Stock; provided, that no such action shall change or waive (a) the definition of Liquidation Value, (b) the rate at which or the manner in which interest on the Series A Preferred Stock accrues or accumulates, (c) the Repurchase Price, or (d) this Section 12, without the prior written consent of holders of at least seventy-five (75%) of all outstanding Shares of Series A Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chief Executive Officer on July 27, 2016.

/s/ John P. Campi

John P. Campi, Chief Executive Officer